                                                                     EXHIBIT 8.1

                         [KAYE SCHOLER LLP LETTERHEAD]

                                                                 August 22, 2001

Spanish Broadcasting System, Inc.
2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133

                     Re: Spanish Broadcasting System, Inc.
    Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for Spanish Broadcasting System, Inc., a Delaware corporation (the "Company"), in connection with the offer to exchange $335,000,000 aggregate principal amount at maturity of the Company's 9 5/8% Senior Subordinated Notes due 2009 (the "Notes"), which are proposed to be registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount at maturity of the Company's issued and outstanding 9 5/8% Senior Subordinated Notes due 2009.

     We are giving this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on the date of this letter, in accordance with the Securities Act and the rules and regulations of the Commission under the Securities Act, relating to the registration by the Company of the Notes. Capitalized terms used but not defined in this letter have the respective meanings ascribed to them in the Registration Statement.

     In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and those agreements and other documents which we have deemed relevant and necessary and we have made those investigations of law which we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each of these agreements represents the valid and binding obligation of the respective parties to the agreements, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter of the agreement, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained in such agreement and (iii) the transactions provided for by each agreement were and will be carried out in accordance with its terms.

     The opinion set forth in this letter is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date of this letter. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and any change could apply retroactively. Any change could affect the continuing validity of the opinion described in this letter. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly described in this letter, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

     The opinion in this letter has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion in this letter.

     Based upon and subject to the above, we are of the opinion that the discussion in the Registration Statement under the heading "Certain Material U.S. Federal Income Tax Consequences" is accurate in all material respects. While this description discusses the material anticipated United States federal income tax consequences applicable to particular holders who are United States persons, it does not purport to discuss all United States federal income tax consequences and our opinion is limited to those United States federal income tax consequences specifically discussed under that heading.

     In giving the above opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

     We are furnishing this letter in our capacity as counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as described below.

     We consent to the use of our name in the Registration Statement as our name appears under the caption "Legal Matters" and to the use of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          KAYE SCHOLER LLP

                                        2